FOR IMMEDIATE RELEASE

Contact: For Real Mex

Megan Dyer

Allison & Partners

(619) 515-5327

megan@allisonpr.com

REAL MEX RESTAURANTS, INC. ACQUIRES CHEVYS INC.'S CHEVYS FRESH MEX
 RESTAURANTS AND FUZIO UNIVERSAL PASTA RESTAURANTS

Seasoned Veteran Charles "Chuck" Rink Appointed President of Chevys Fresh Mex Restaurants

Long Beach, Calif. - January 11, 2005 - Real Mex Restaurants, Inc., the Long Beach-parent company of El Torito Restaurants and Acapulco Mexican Restaurants, today announced it has formally acquired Chevys Inc.'s Chevys Fresh Mex Restaurants and Fuzio Universal Pasta, making it the largest operator of full-service, Mexican restaurants in the country.

Real Mex Restaurants also announced it has appointed Charles "Chuck" Rink as president of Chevys Fresh Mex Restaurants. Rink brings more than 20 years of operations experience, at Visions Restaurants, Inc., Restaurant Enterprises Group and W.R. Grace, in multiple segments of the restaurant industry to his new position. Additionally, Rink will maintain his role as Real Mex Restaurants' chief operating officer, a position he's held since 2002.

"This acquisition provides our customers the widest array of Mexican food options in the United States from the Fresh Mex experience of Chevy's, to the authentic Mexican cuisine of El Torito, and the casual California Mexican cuisine of our Acapulco Mexican Restaurants," said Fred Wolfe, president and CEO of Real Mex Restaurants. "We welcome Chevys and Fuzio into our family of restaurants and are excited to provide new growth and development opportunities for our employees throughout the Real Mex Restaurants organization."

Real Mex Restaurants will be retaining 100 percent of the field organization, 31 corporate employees, and maintaining a Chevys' Northern California office while adding 35 new positions in Long Beach.

"Real Mex Restaurants is dedicated to the continued growth of the Chevys brand and will continue to work with Chevys employees to service its local communities," said Rink. "Furthermore, the franchise organization will continue to flourish under the leadership of Nicholas Mayer, vice president franchise operations."

With the acquisition, Real Mex Restaurants' combined systems sales will exceed half a billion dollars, becoming the largest operator of casual dining Mexican restaurants in the country. "This is an exciting time for our organization as we look forward to continued growth in same store sales in our core El Torito and Acapulco brands, opening 5 to 6 new units in 2005 and bringing Chevys into the Real Mex Restaurants portfolio," said Wolfe.

Chevys Inc., which operates 69 company-owned Chevys Fresh Mex restaurants and 37 franchised restaurants located in 15 states, along with five company-owned Fuzio Universal Pasta Restaurants and five franchised properties located in California and two other states, has been operating as a debtor in possession under Chapter 11 of the US Bankruptcy Code since October, 2003. The acquisition is part of a plan of reorganization, and the properties will continue to operate as Chevys Fresh Mex Restaurants and Fuzio Universal Pasta Restaurants under the agreement.

About Real Mex Restaurants.

Headquartered in Long Beach, Calif., Real Mex Restaurants is one of the largest full-service, casual dining Mexican restaurant chain operators in the United States, with 120 restaurants in California and six other states. These include 69 El Torito Restaurants, 39 Acapulco Mexican Restaurants, six El Torito Grill Restaurants and Las Brisas in Laguna Beach, along with several regional restaurant concepts such as Who-Song & Larry's, Casa Gallardo, El Paso Cantina, Keystone Grill and GuadalaHARRY'S. Real Mex Restaurants is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean comfortable, and friendly environment. For more information, please visit the company's website at www.eltorito.com and www.acapulcorestaurants.com.

About Chevys, Inc.

Based in Emeryville, Calif., Chevys, Inc., is a leading independent Mexican restaurant chain in the U.S., with 106 Chevys Fresh Mex Restaurants nationwide and 9 Fuzio Universal Pasta Restaurant concepts. Chevys originated the Fresh Mex concept in Mexican cooking. Fresh Mex is a registered trademark of Chevys, Inc. For more information about Chevys' family of restaurants, please visit the company's website at www.chevys.com

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